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                        Consent of Independent Auditors
                        -------------------------------


The Retirement Committee
Armstrong World Industries, Inc.:

We consent to incorporation by reference in the registration statement No. 333-74633 on Form S-8 of Armstrong World Industries, Inc. of our report dated June 16, 2000, relating to the statements of net assets available for benefits of the Triangle Pacific Corp. Salaried Employees' Profit Sharing Plan as of December 31, 1999 and 1998, and the related statement of changes in net assets available for benefits for each of the years in the two-year period ended December 31, 1999, which report is included herein.


KPMG LLP
Dallas, Texas
June 27, 2000